Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT
TRANSITION AND RETIREMENT AGREEMENT (the “Agreement”) dated June 22, 2015, between The Boeing Company (“Boeing” or the “Company”) and W. James McNerney, Jr. (the “Executive”).
WHEREAS, the Executive currently serves as the Company’s Chairman and Chief Executive Officer pursuant to the terms of that certain Amended and Restated Executive Employment Agreement dated as of March 13, 2008 (as amended, the “Employment Agreement”);
WHEREAS, the Executive and Boeing’s Board of Directors (the “Board”) have mutually agreed that, effective July 1, 2015 (the “Transition Date”), the Executive will cease to serve as the Company’s Chief Executive Officer;
WHEREAS, the Executive and the Board have further agreed that during the period (the “Transition Period”) between the Transition Date and February 29, 2016 (the “Retirement Date”), the Executive shall remain employed by Boeing in order to assist in the transition to the new Chief Executive Officer, to represent Boeing to various constituencies as requested by the Chief Executive Officer, and to perform such other tasks as may be requested by Boeing’s Chief Executive Officer or the Board; and
WHEREAS, the Board desires that the Executive continue to serve as Chairman of the Board during the Transition Period;
NOW THEREFORE, in consideration of the mutual promises contained within this Agreement, the Executive and Boeing agree as follows:
1.    Transition: Effective on the Transition Date, the Executive shall cease to serve as Chief Executive Officer of Boeing. The Executive shall continue to serve as Chairman of the Board and shall continue as an employee of Boeing as contemplated in Section 2.
2.    Duties:
(a) During the Transition Period, the Executive shall be an employee of Boeing, and is expected to perform services for Boeing at a level equal to 50% or more of the average level of services performed by the Executive during the 36-month period immediately preceding the Transition Date. During the Transition Period, the Executive will be available to consult with Boeing’s Chief Executive Officer and Board on all matters and will have the following specific duties as may be requested by the Chief Executive Officer or the Board: (i) help ensure a smooth, effective, transition to the new Chief Executive Officer; (ii) provide counsel as requested by the Chief Executive Officer on all Company related matters; (iii) facilitate introductions, as requested by the Chief Executive Officer, to major stakeholders, government officials and others; and (iv) perform such other duties as may be reasonably requested by the Chief Executive Officer or the Board.
(b) The Executive shall continue to serve as Chairman of the Board during the Transition Period, subject to and in accordance with Article IV of Boeing’s By-Laws. In such capacity, the Executive will lead the Board of Directors and perform the functions assigned to the Chairman under Boeing’s By-Laws and consistent with the Company’s Corporate Governance Principles, including (i) serving as the Chair of meetings of the Board of Directors and as Chair of shareholder meetings, in each case subject to the By-Laws as well as the duties and responsibilities that are vested in the Lead Director of the Company under the Company’s Corporate Governance Principles and (ii) approving, together with the Lead Director, agendas for meetings of the Board of Directors as developed and proposed by the Chief Executive Officer.

3.    Exclusive Employment: The Executive agrees that during the Transition Period, the Executive will not, on his own or in association with others, be directly or indirectly employed by or engage in or be associated with or tender advice or services as an employee, advisor, officer, partner, consultant, or otherwise by or with any corporation, partnership, limited liability company, venture or other business entity; provided, however, that service on boards of directors or advisory boards of other entities previously disclosed to the Company shall be permitted, and service on other boards of directors or advisory boards shall also be permitted to the extent consistent with the requirements set forth in Boeing’s Corporate Governance Principles.
4.    Compensation: During the Transition Period, the Executive shall receive a base salary at an annual rate of $1.5 million (the “Transition Base Salary”) payable in accordance with the Company’s normal payroll practices. Except as described below, during the Transition Period, the Executive shall continue to be eligible to participate in all benefit programs of the Company including, but not limited to, pension, 401(k), medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives subject to the programs’ terms and conditions including the requirement of satisfying the applicable eligibility requirements. Without limiting the generality of the foregoing, during the Transition Period, the Executive shall be eligible to receive incentive payments pursuant to the Incentive Compensation Plan for Employees of The Boeing Company and Subsidiaries (the “Annual Incentive Plan”) and shall continue to be eligible to receive accruals under the Supplemental Pension (as defined in the Employment Agreement) in accordance with Section 6(b) of the Employment Agreement. Notwithstanding the foregoing, the Executive shall not be entitled to receive additional grants of awards as an employee pursuant to The Boeing Company 2003 Incentive Stock Plan (the “Incentive Stock Plan”) nor shall he be eligible to participate in the Boeing Executive Layoff Plan. For purposes of eligibility with respect to perquisites and other employment policies, the Executive shall be considered an “E1 level” executive of the Company during the Transition Period; provided, however, that, during the Transition Period, any business use of Boeing corporate aircraft shall be subject to the prior approval of the Company’s Chief Executive Officer and any personal use of Boeing corporate aircraft shall be subject to the prior approval of the Company’s Chief Executive Officer/Lead Director. The Executive’s target award for purposes of amounts eligible to be earned pursuant to the Annual Incentive Plan shall during the Transition Period be 150% of the Transition Base Salary and the Annual Incentive Plan target award level for the 2015 performance year shall be the aggregate of (i) the applicable incentive target award level as applied to eligible compensation earned prior to the Transition Date (which amount shall, consistent with Section 4 of the Employment Agreement, be subject to an overall cap of 230% of base salary earned during such period) and (ii) the applicable incentive target award level as applied to eligible compensation earned for that portion of the Transition Period during the 2015 performance year. Following the Transition Period, the Executive shall receive compensation for his Board service in accordance with the Company’s non-employee director compensation program, including any additional cash retainer that the Board may provide the Executive in connection with his service as Chairman of the Board.
5.    Accrued Obligations: Effective on the Retirement Date, the Executive shall cease to be an employee of the Company and shall no longer hold any position as an officer or employee of the Company or any of its subsidiaries. Following the Retirement Date, the Company shall pay to the Executive (to the extent not previously paid) any and all Accrued Amounts (as defined in the Employment Agreement) as specified in Section 8(a)(i), (ii), (iii), (iv) and (v) of the Employment Agreement; provided, however, that for purposes of Section 8(a)(i), “Base Salary” shall mean the Transition Base Salary. The Executive’s termination of employment for any reason shall be treated as a “retirement” for purposes of any compensation and benefit programs in which the Executive participates as of the Transition Date, including for purposes of the Annual Incentive Plan and outstanding awards previously made to the Executive under the Incentive Stock Plan. For avoidance of doubt, such awards shall vest and be paid to the extent and on the date otherwise provided for under the applicable Notice of Terms in the event of retirement, subject to any six-month delay required under Section 409A of the Internal Revenue Code (“Section 409A”) as a result of the Executive’s status as a “specified employee.”
6.    Survival of Certain Employment Agreement Provisions: Except to the extent set forth below, and except with respect to those descriptions of the Supplemental Pension in Section 6(b) and Accrued Amounts in Section 8(a) of the Employment Agreement as set forth in Sections 4 and 5, respectively, hereof, the Employment Agreement shall terminate and be of no further force and effect as of the Transition Date. Notwithstanding the foregoing, Sections 11, 18, 19 and 20 of the Employment Agreement shall survive the termination of the Employment Agreement and shall continue to apply in accordance with their respective terms, and are accordingly hereby incorporated by reference as terms of this Agreement. For purposes of any surviving provisions of the Employment Agreement, the “Employment Term” (as well as any similar reference to the Executive’s time of employment by the Company) shall be deemed to include the Transition Period.
7.    Miscellaneous Provisions:
(a)    Governing Law: This Agreement shall be governed by Illinois law, without regard to its provisions governing conflicts of law.
(b)    Severability: It is the desire and intent of the parties that the provisions of this Agreement bind the parties. Accordingly, if any particular portion of this Agreement is adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete that portion from this Agreement with such deletion to apply only with respect to the operation of that provision.
(c)    Section 409A: It is the intent of the parties that any amounts payable under this Agreement shall comply with the provisions of Section 409A, and each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. The parties intend that the terms and provisions of this Agreement shall be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A and, to the maximum extent permitted, this Agreement shall be interpreted so as to comply with Section 409A. With respect to any provision of this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, the right to reimbursement or benefits may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year shall not affect amounts reimbursable or provided as in-kind benefits in any subsequent year. All expense reimbursements paid pursuant to this Agreement that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the year in which the Executive incurs the expense.
(d)    Amendment: This Agreement may be modified or amended by written consent of both parties.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

THE BOEING COMPANY /s/ Kenneth M. Duberstein
Kenneth M. Duberstein Lead Director

EXECUTIVE /s/ W. James McNerney, Jr.
W. James McNerney, Jr.

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